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                                                                  Exhibit 23.1

                    CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in this Amendment No. 1 to the registration statement on Form S-3 (File No. 333-41203) of our report dated April 17, 1998 on our audits of the combined financial statements and financial statement schedule of The Berg Properties as of December 31, 1997 and 1996 and for the years ended December 31, 1997, 1996 and 1995 and our reports dated April 17, 1998 on our audits of the Combined Statements of Revenue and Certain Expenses of the Kontrabecki Properties for the years ended December 31, 1997, 1996 and 1995 and the Combined Statement of Revenue and Certain Expenses of the Fremont Properties for the year ended December 31, 1997 appearing in the registration statement on Form S-4 (File No. 333-52835) filed May 15, 1998 with the Securities and Exchange Commission pursuant to the Securities Act of 1933. Additionally, we consent to the incorporation by reference of our report dated March 20, 1998 on our audit of the consolidated financial statements of Mission West Properties as of and for the year ended November 30, 1997 and one month period ended December 31, 1997 appearing in the annual report on Form 10-K (File No. 1-8383) filed March 31, 1998. We also consent to the references to our firm under the caption "Experts".

San Francisco, California
May 19, 1998                              /s/ Coopers & Lybrand L.L.P.
                                          ----------------------------
                                              Coopers & Lybrand L.L.P.